SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 14, 2002

CTN MEDIA GROUP, INC.

Delaware	0-199999	13-3557317
(state of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3350 Peachtree Road NE, Suite 1500, Atlanta, Georgia 30326
(Address of principal office)

Registrant’s telephone number, including area code (404) 256-4444
(Former name or former address, if changed since last report)

ITEM 5.  OTHER EVENTS

NASDAQ Compliance

On February 14, 2002, CTN Media Group, Inc. (the “Company”) received a letter from The Nasdaq SmallCap Market indicating that for the last 30 consecutive trading days, the price of the Company’s common stock closed below the minimum $1.00 bid per share requirement for continued inclusion under Marketplace Rule 4310(c) (4).  In accordance with Marketplace Rule 4310(c)(8)(D), the Company had 180 calendar days, or until August 13, 2002, to regain compliance.  Due to the Company’s one-for-six reverse stock split effectuated on May 28, 2002, the Company’s common stock bid price per share was over $1.00 for ten consecutive trading days as required by Marketplace Rule 4310(c)(8)(D) and the Company has been notified by Nasdaq that it is now in compliance with Marketplace Rule 4310(c)(4).  However, there are no assurances that the Company will continue to be in compliance with this rule or other Nasdaq continued inclusion Marketplace Rules.

Sale of Subordinated Bridge Notes to U-C Holdings, L.L.C.

                In order to obtain financing to meet its short-term working capital needs, on November 26, 2001, the Company and U-C Holdings, L.L.C. (“Holdings”), a Delaware limited liability company and majority stockholder of the Company, entered into a Subordinated Bridge Note Purchase Agreement (the “Purchase Agreement”), whereby (1) Holdings agreed to purchase up to an aggregate of $3.0 million of subordinated bridge notes (the “Notes”), and (2) the Company agreed to grant to Holdings a junior lien on the assets of the Company as security for the obligations of the Company under the Purchase Agreement and the Notes on the terms set forth in a Subordinated Security Agreement (the “Security Agreement”).  The Purchase Agreement was subsequently amended to increase the total amount of Notes available for purchase by Holdings to $5.5 million.

                Effective as of May 15, 2002, the Purchase Agreement was again amended to increase the total amount of Notes available for purchase by Holdings to $6.5 million and to extend the latest date for the purchase of Notes by Holdings to August 31, 2002.  The interest rate on this additional $1.0 million will be 25% per annum.  The total amount of Notes outstanding as of June 27, 2002 is $5,565,000.

Preliminary Discussions Relating to Strategic Transaction

                On June 27, 2002 the Company announced that it is in preliminary discussions relating to a possible combination, capital raising or other strategic transaction.  A copy of the press release is attached as Exhibit 99.1.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.	Description of Exhibit
10.1	Amendment No. 4 to Subordinated Bridge Note Purchase Agreement dated May 15, 2002 by and between CTN Media Group, Inc. and U-C Holdings, L.L.C.

99.1	Press Release dated June 27, 2002

SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 28, 2002
CTN MEDIA GROUP, INC.
	By:	/s/ Patrick Doran
Patrick Doran, Chief Financial Officer